UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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LEE ENTERPRISES, INCORPORATED

(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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On February 18, 2022, the Board of Directors of Lee Enterprises, Incorporated sent the following letter to Strategic Investment Opportunities LLC, an affiliate of Alden Global Capital, LLC.

C. Dana Waterman III
4600 E. 53rd St.	Secretary and General Counsel
Davenport, IA 52807	563-333-6608
www.lee.net	dwaterman@l-wlaw.com

February 18, 2022

VIA EMAIL

Marshall Anstandig Strategic Investment Opportunities LLC 5990 Washington St. Denver, CO 80216

Re:	Request to Amend Bylaws

Dear Mr. Anstandig:

On behalf of the Board of Directors (the “Board”) of Lee Enterprises, Incorporated (the “Company”), I am writing in response to your letter to the Board sent to my attention on February 16, 2022, in which Strategic Investment Opportunities LLC (“Opportunities”) requested that by 5:00 p.m. E.T. on February 18, 2022, “the Company has amended its Bylaws” to alter the voting standard for director elections applicable at the forthcoming 2022 Annual Meeting of Stockholders (the “Annual Meeting”).

At a meeting today, the Board evaluated your letter and has unanimously declined Opportunities’ extraordinary request to amend the By-Laws to change the voting standard in the midst of an active proxy solicitation. As set forth in the Company’s disclosure in its Preliminary Proxy Statement filed with the Securities and Exchange Commission (the “Commission”) on January 14, 2022, and again in its Definitive Proxy Statement filed with the Commission on January 24, 2022, and as required by the Bylaws, the Board has reaffirmed that plurality voting is the applicable voting standard for the election of directors at the forthcoming Annual Meeting.

Sincerely,

LEE ENTERPRISES, INCORPORATED

/s/ C. Dana Waterman III
C. Dana Waterman III
Secretary and General Counsel

cc:	Andrew Freedman
Olshan Frome Wolosky LLP